Exhibit 8.2

191 Peachtree street ne suite 849 ATLANTA, gEORGIA 30303 TEL 770 • 282 • 5111 FAX 770 • 282 • 3779

June 14, 2021

Legacy Bank of Florida

2300 Glades Road, Suite 120/140 West

Boca Raton, FL 33431

Attention: Dennis G. Bedley

Ladies and Gentlemen:

We have acted as special counsel to Legacy Bank of Florida (“Legacy”), a Florida state-chartered bank, in connection with the proposed merger (the “Merger”) of Legacy with and into Seacoast National Bank, a national banking association (“Seacoast Bank”), with Seacoast Bank surviving, pursuant to the Agreement and Plan of Merger dated as of March 23, 2021, as amended and restated on June 14, 2021, by and among Seacoast Banking Corporation of Florida, a Florida corporation (the “Company”), Legacy Bank and Seacoast Bank (the “Merger Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

At your request, we are rendering our opinion concerning certain United States federal income tax matters relating to the Merger in connection with the filing of the Registration Statement on Form S-4 (as may be amended from time to time, and including the proxy statement/prospectus contained therein, the “Registration Statement”) with the U.S. Securities and Exchange Commission (“Commission”).

In providing our opinion, we have examined and relied upon the Merger Agreement, the proxy statement/prospectus and other information included as part of the Registration Statement, the representation letters of Legacy, Seacoast Bank and the Company delivered to us for purposes of rendering our opinion stated herein (the “Representation Letters”) and such other documents as we have deemed necessary or appropriate for purposes of our opinion.

In addition, we have assumed that (i) all signatures on all documents submitted to us are genuine, that all documents submitted to us as originals are authentic, that all documents submitted to us as copies are accurate, that all information submitted to us is accurate and complete, and that all persons executing and delivering originals or copies of documents examined by us are competent to execute and deliver such documents, (ii) the transaction will be consummated in accordance with the provisions of the Merger Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (iii) the statements concerning the transaction and the parties thereto set forth in the Merger Agreement are true, complete and correct, and the Registration Statement is true, complete and correct, (iv) the factual statements and representations made by Legacy, Seacoast Bank and the Company in their respective Representation Letters are true, complete and correct as of the date hereof and will remain true, complete and correct at all times up to and including the Effective Time, (v) any such statements and representations made in the Representation Letters “to the knowledge of” any person or similarly qualified are and will be true, complete and correct without such qualification, and (vi) the Company, Seacoast Bank and Legacy and their respective subsidiaries will treat the Merger for United States federal income tax purposes in a manner consistent with the opinion set forth below. If any of the above-described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Merger Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

www.fkhpartners.com

Legacy Bank of Florida

June 14, 2021

Based upon the foregoing and subject to the assumptions, qualifications and limitations stated herein and set forth in the Registration Statement, we are of the opinion that, under currently applicable United States federal income tax law, (i) the Merger when consummated in accordance with the terms of the Merger Agreement and the Registration Statement, will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) each of Seacoast Bank and Legacy will be a party to that reorganization within the meaning of Section 368(a) of the Code, and (iii) the descriptions of law and the legal conclusions contained in the proxy statement/prospectus included in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Merger” are correct in all material respects, and the discussion thereunder represents an accurate summary of the United States income tax consequences of the Merger that are material to Legacy and the U.S. shareholders of Legacy.

Other than the opinions set forth above, we express no opinion on any issue relating to (i) the tax consequences of the transactions contemplated by the Merger Agreement, (ii) the appropriate method to determine fair market value of any stock or other consideration received in any sale or exchange, and (iii) the laws of any jurisdiction other than the federal laws of the United States of America. Our opinion relates solely to material United States federal income tax consequences of the Merger, and no opinion is implied or should be inferred beyond those matters. Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the transaction, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform Legacy of any such change or inaccuracy that may occur or come to our attention.

As you are aware, no ruling has been or will be requested from the Internal Revenue Service concerning the United States federal income tax consequences of the Merger. You should be aware that an opinion of counsel represents only counsel’s best legal judgment and has no binding effect or official status of any kind. You should also be aware that there can be no assurance, and none is given, that the Internal Revenue Service will not take a position contrary to the position reflected in our opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.

Although we may have acted as counsel to Legacy in connection with certain matters other than the Merger, our engagement is limited to certain matters about which we have been consulted. Consequently, there may exist matters of a factual or legal nature involving Legacy as to which we have not been consulted and have not represented Legacy. This opinion letter is limited to the matters stated herein and no opinions may be implied or inferred beyond the matters expressly stated herein. This opinion letter is delivered solely for the benefit of Legacy in connection with the filing of the Registration Statement, and no other party or entity is entitled to rely hereon without our express prior written consent.

Legacy Bank of Florida

June 14, 2021

We hereby consent to the filing of this opinion with the Commission as Exhibit 8.2 to the Registration Statement and to the references to our firm and this opinion contained in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated by the Commission thereunder.

Very truly yours,
/s/ Fenimore, Kay, Harrison & Ford, LLP
Fenimore, Kay, Harrison & Ford, LLP